                                                                    EXHIBIT 12.2

               Computation of Ratio of Earnings to Fixed Charges
                       TOTAL ENTERPRISE BASIS--Unaudited
                             Continuing Operations
                             (Dollars in Millions)



                                                       Year Ended December 31
                                              ------------------------------------------
                                                2001     2000     1999     1998     1997
                                              ------   ------   ------   ------   ------
Portion of rentals representing interest....   $   54   $   52   $   49   $   53   $   35
Capitalized interest, including discontinued
 operations.................................       27       19       26       46       31
Other interest and fixed charges, including
 discontinued operations....................      349      375      365      318      352
                                               ------   ------   ------   ------   ------
Total fixed charges (A).....................   $  430   $  446   $  440   $  417   $  418
                                               ======   ======   ======   ======   ======

Earnings-pretax income with
  applicable adjustments (B)................   $3,213   $1,809   $1,866   $1,087   $1,067
                                               ======   ======   ======   ======   ======

Ratio of (B) to (A).........................     7.47     4.06     4.24     2.60     2.55
                                               ======   ======   ======   ======   ======
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